EXHIBIT 10.15

Guaranty of Funding

This Guaranty of Funding is made as of September 20, 2017 by____________________, an individual having a business address at 1715 Highway 35, Suite 101, Middletown, New Jersey 07748 (the “Guarantor”) in favor of JENSYN ACQUISITION CORP., a Delaware corporation (the “Company”).

WHEREAS, the Company has issued to the Guarantor a promissory note of even date herewith (the “Note”) which contemplates that the Guarantor may loan to the Company up to Eighty-Eight Thousand Three Hundred Twenty-Five Dollars ($88,325) on the terms and conditions set forth in the Note;

NOW, THEREFORE, the Guarantor and the Company hereby agree as follows:

1.	Guaranty of Funding. The Guarantor hereby agrees that if a request for funding under the Note is made by the Company (after approval of any such request by a majority of the members of the Company’s Board of Directors), the Guarantor will fund such loan request within fifteen (15) days of the date of the request provided that the sum of the amount requested and the principal amount then outstanding under the Note shall not exceed the Maximum Commitment (as defined below). The Maximum Commitment shall be (i) $63,325 from the date of this Guaranty of Funding through January 1, 2018 and (ii) $88,325 from January 2, 2018 through April 1, 2018.

2.	Additional Funding Request. The Guarantor hereby agrees that in the event that the Company makes a request for funding (an “Additional Funding”) which exceeds the Maximum Commitment then in effect and Jeffrey Raymond, Joseph Raymond and Peter Underwood, or any of them, advances funds to the Company in excess of the Maximum Commitment set forth in the Guaranty of Funding executed by each of such individuals in favor of the Company dated March 7, 2017, then the Guarantor shall advance to the Company an amount equal to at least twelve and one-half percent (12.5%) of the aggregate Additional Funding made to the Company by such individuals, the Guarantor and Brendan Rempel.

3.	Remedies. If the Guarantor defaults on his obligations under this Guaranty, then in addition to such damages that the Company may demonstrate as a result of such default the Guarantor shall forfeit to the Company or its designee(s) all of the shares of the Company Common Stock acquired by the Guarantor from Rebecca Irish on or about September 20, 2017.

IN WITNESS WHEREOF, the parties have executed this Guaranty of Funding as of the date first above written.

JENSYN ACQUISITION CORP.
By:
Name:	Jeffrey J. Raymond
Title:	President